                         CERTIFICATE OF AMENDMENT
                                      OF
                       CERTIFICATE OF DETERMINATION
                                     FOR
                   8 3/8% NONCUMULATIVE PREFERRED STOCK,
                                   SERIES A
                         (Par Value $100 Per Share)
                                     OF
                             UNIONBANCAL CORPORATION

The undersigned, Donald R. Meyer and Jean C. Nomura, hereby certify that they are the Executive Vice President and Secretary and the Vice President and Assistant Secretary, respectively, of UnionBanCal Corporation (the "Company"), a California corporation, and do further certify that:

     1. On August 31, 1992, the Company filed with the Secretary of State of the State of California a Certificate of Determination (the "Certificate of Determination") for 8 3/8% Noncumulative Preferred Stock, Series A (par value $100 per share) ("Series A Preferred");

     2. The number of shares constituting Series A Preferred was 1,500,000 shares.

     3. On September 3, 1997, the Company redeemed all the outstanding shares of Series A Preferred and therefore currently no shares of Series A Preferred are outstanding;

     4. The number of authorized shares of the Series A Preferred was decreased to zero by the Board of Directors of the Company at a meeting thereof duly held on September 24, 1997; and

     5. The Board of Directors of the Company at a meeting thereof duly held on September 24th, 1997 adopted the following resolutions:

        RESOLVED that in accordance with Article Four, Paragraph B of the Company's Articles of Incorporation, as amended, the number of authorized shares of Series A Preferred is hereby decreased to zero;

       RESOLVED FURTHER that Paragraph 1(a) of the Certificate of
Determination for the Series A Preferred is hereby amended and restated as follows:

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       NUMBER OF SHARES: RANKING.

       (a) The designation of the series of preferred stock provided for herein shall be "8 3/8% Noncumulative Preferred Stock, Series A" (hereinafter referred to as the "Series A Preferred"), and the number of authorized shares constituting Series A Preferred is zero (0).

       RESOLVED FURTHER that the officers of the Company are hereby directed and authorized to execute and cause to be filed a certificate of amendment in accordance with Section 401(c) of the California General Corporation Law with the Secretary of State of the State of California with the effect that pursuant to Section 401(f) of the California General Corporation Law, the Certificate of Determination is no longer in force and the Series A Preferred is no longer an authorized series of the Company.

       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

       Dated:  September 25, 1997      /S/ Donald R. Meyer
                                       -------------------------------------
                                       Donald R. Meyer, Executive Vice
                                       President and Secretary


                                       /S/ Jean C. Nomura
                                       -------------------------------------
                                       Jean C. Nomura, Vice President and
                                       Assistant Secretary






BDR9709.01X                             2